Exhibit 99


                                      Ford


NEWS

Contact:  George Pipas
          313-323-9216
          gpipas@ford.com

IMMEDIATE RELEASE
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NEW PRODUCTS AND F-SERIES TRUCK BOOSTS
FORD'S MARCH SALES TO HIGHEST LEVEL SINCE MAY 2004

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o Ford Motor Company's March sales totaled 305,172 - best month since May 2004.
o Car sales equal to a year ago as new Ford Mustang, Ford Five Hundred and Mercury Montego reach new highs.
o Truck sales decline 3 percent as gains from Ford F-Series, Lincoln Mark LT and crossover sport utility vehicles are offset by lower sales of traditional sport utility vehicles and compact pickups.
o Overall, sales off 1.7 percent from a year ago.

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DEARBORN,  Mich., April 1 - U.S. customers  purchased or leased 305,172 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Land Rover and Volvo dealers in March - the highest monthly total since May 2004. Compared with a year ago, overall sales declined 1.7 percent.

Sales of passenger cars continued to increase at the retail level. Total car sales (including fleet deliveries) were equal to a year ago, but retail car sales were up 6 percent, including a 20 percent increase at Ford Division as consumer demand grew for the Ford Five Hundred sedan and Ford Mustang. Both cars posted their highest sales since introduction late last year. The Mercury Montego sedan also achieved its best sales month since introduction.

"We're  making a concerted  effort to get back in the car  business,"  said Earl
Hesterberg, Ford group vice president, North America Marketing, Sales and Service. "The effort appears to be paying off."






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Sales of trucks  (pickups,  sport utility  vehicles and vans) declined 3 percent from a year ago. On the positive side, Ford F-Series sales were 80,527, up 1 percent from a year ago, and the all-new Lincoln Mark LT added 569 units to the company's full-size truck results.

In addition, consumer demand continues to grow for the company's new small and crossover sport utility vehicles. The Ford Escape set a new March sales record (16,921), including the highest monthly sales to date for the Escape Hybrid (1,569). The Mercury Mariner also posted its best month ever (3,053). The company's new mid-size crossover model, the Ford Freestyle, also set a new record for monthly sales (6,191).

"Higher gas prices seem to be accelerating the demand for small and crossover sport utility vehicles," said Hesterberg. "Fortunately, we're in a position to offer consumers several choices in these categories and more are on the way."

In contrast, sales of traditional sport utility vehicles generally declined, except at Land Rover where sales were up 8 percent due to the all-new LR3, Motor Trend magazine's "Sport Utility Vehicle of the Year."

In addition, sales for the Ford Ranger, the company's compact pickup truck, were off 40 percent.









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